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                            STOCK PURCHASE AGREEMENT

                                  by and among

                Factory Automation & Computer Technologies, Inc.

                         Warburg, Pincus Investors, L.P.

                                       and

                                Craig Skevington

                            ------------------------

                                   Dated as of

                                  May 10, 1994

                            ------------------------




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                            STOCK PURCHASE AGREEMENT

           This Agreement is made and entered into as of this 10th day of May, 1994, by and among Factory Automation & Computer Technologies, Inc., a New York corporation (the "Company"), Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Warburg"), and Craig Skevington ("Skevington").

           In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

SECTION 1. AUTHORIZATION OF CAPITAL STOCK

           (a) The Company's Board of Directors has authorized the filing of a Certificate of Amendment to the Certificate of Incorporation (the "Amended Certificate") in the form of Exhibit A annexed hereto, authorizing 5,000,000 shares of Common Stock, par value $.01 per share (the "Voting Common Stock"), and 3,000,000 shares of Class A Common Stock, par value $.01 per share (the "Nonvoting Common Stock"), and creating two new series of preferred stock consisting of 540,016 shares of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and 2,376,651 shares of Series C Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"). The terms, limitations and relative rights and preferences of the Voting Common Stock, the Nonvoting Common Stock, the Series B Preferred Stock and Series C Preferred Stock are set forth in the Amended Certificate.

SECTION 2. PURCHASE AND SALE OF STOCK

           2.1        Series B Preferred Stock; Series C Preferred Stock

           Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations set forth below, on the Closing Date (as defined below) the Company shall sell to Warburg, and Warburg shall purchase from the Company at a purchase price equal to $2.40 per share, 540,016 shares of Series B Preferred Stock and 2,376,651 shares of Series C Preferred Stock for an aggregate purchase price of $7,000,000. Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to Warburg, duly registered in Warburg's name, duly executed stock certificates evidencing the Series B Preferred Stock and the Series C Preferred Stock to be purchased hereunder, against delivery by Warburg to the Company of (a) that certain $150,000 promissory note made by the Company in favor of Warburg, which note shall be cancelled and deemed paid in full, and (b) $6,849,167 in cash by wire transfer or the delivery of a check in such amount payable to the order of the Company.

           2.2        Use of Proceeds from Investment.

           (a) The Company shall use the proceeds from Warburg's investment as follows:

                      (i) $1,966,570 shall be used to purchase 829,833 shares of the Company's Convertible Class A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and warrants (the "Warrants") to purchase 312, 461 shares of Series A Preferred Stock and 4,167 shares of Voting Common Stock, held by Aspen Venture


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           Partners L.P. pursuant to the terms of the Aspen Securities Purchase
           Agreement in the form of Exhibit B annexed hereto;

                      (ii) $524,304 shall be used to purchase 291,280 shares of Voting Common Stock held by Gabor Fulup ("Fulup");

                      (iii) $348,750 shall be used to purchase options to purchase 225,000 shares of Voting Common Stock held by Dennis Gillespie ("Gillespie");

                      (iv) $34,200 shall be used to purchase 19,000 shares of Voting Common Stock held by Elizabeth Clemens ("Clemens");

                      (v) $34,200 shall be used to purchase 19,000 shares of Voting Common Stock held by Spencer Borden ("Borden"); and

                      (vi) $4,091,976 shall be used by the Company as working capital.

           2.3        Closing.

           The closing of the sale and purchase referred to in Section 2.1 (the "Closing") shall take place at 10:00 A.M., New York City time, on May 11, 1994, or such other date as Warburg and the Company may mutually agree in writing (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, or such other location as Warburg and the Company shall mutually select.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Warburg that:

           3.1        Organization.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Annexed hereto as Exhibits C and D, respectively, are true and complete copies of the Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") of the Company, each as amended through the date hereof.

           (b) The Company has all requisite corporate power and authority and has all necessary governmental approvals, licenses, permits and authorizations to own its properties and to carry on its business as now conducted, except where the failure to have any such approval, license, permit or authorization could not reasonably be expected to have a material adverse effect on the business, financial position or prospects of the Company.

           3.2        Subsidiaries.

           The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation nor does it have any direct or indirect ownership interest in any business. The Company is not a participant in any joint venture or partnership.


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           3.3        Capital Stock.

           (a) On the date hereof, the authorized capital stock of the Company consists of 3,500,000 shares of Voting Common Stock and 2,500,000 shares of Series A Preferred Stock, of which 869,396 shares of Voting Common Stock and 829,833 shares of Series A Preferred Stock are outstanding. On the Closing Date, after giving effect to the transactions contemplated hereby (including the transactions contemplated by the Aspen Securities Purchase Agreement and the agreements to repurchase Company Securities held by Fulup, Gillespie, Clemens and Borden (collectively, the "Securities Purchase Agreements")) the authorized capital stock of the Company will consist of 5,000,000 shares of Voting Common Stock, 3,000,000 shares of Nonvoting Common Stock, 540,016 shares of Series B Preferred Stock and 2,376,651 shares of Series C Preferred Stock, of which 540,116 shares of Voting Common Stock, 540,016 shares of Series B Preferred Stock and 2,376,651 shares of Series C Preferred Stock will be outstanding.

           (b) Under each of the Company's Incentive Stock Option Plan and Nonqualified Stock Option Plan, each as amended through the date hereof (collectively, the "Stock Option Plans") there are 650,000 shares of Voting Common Stock reserved for issuance upon exercise of stock options granted thereunder. As of the date hereof and prior to the transactions contemplated herein, there are incentive stock options to purchase an aggregate of 561,150 shares of Voting Common Stock outstanding and nonqualified stock options to purchase an aggregate of 352,500 shares of Voting Common Stock outstanding. The holders of such options and the number of options held are set forth on Schedule
3.3 hereto.

           (c) Schedule 3.3 sets forth a complete list of the holders of the Company's Voting Common Stock, Series A Preferred Stock and Warrants and the number of shares beneficially owned by such holders as of the date hereof and prior to the transactions contemplated herein.

           3.4        Authorization.

           (a) The Board of Directors of the Company has authorized the execution, delivery and performance of this Agreement, the Shareholders' Agreement (as defined herein), the Securities Purchase Agreements, the RPI Preemptive Rights Termination Agreement (as defined herein) and each of the transactions contemplated hereby and thereby including, without limitation, authorization of the execution and filing of the Amended Certificate, authorization of the issuance and delivery of the shares of Series B Preferred Stock and Series C Preferred Stock in accordance with this Agreement and the authorization of the amendment and restatement of the Company's by-laws (the "Amended and Restated By-Laws") in the form of Exhibit E annexed hereto. Except for the action by the Board of Directors described in the preceding sentence and the shareholder action contemplated by Section 5.4, no other corporate action is necessary to authorize the performance by the Company of its obligations hereunder or under the Shareholders' Agreement or the Aspen Securities Purchase Agreement.

           (b) This Agreement, the Shareholders' Agreement, the Securities Purchase Agreements and the RPI Preemptive Rights Termination Agreement each constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.


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           3.5        Valid Issuance.

           (a) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3 hereto or as contemplated by this Agreement, the Amended Certificate and the Shareholders' Agreement and after giving effect to the transactions contemplated by the Securities Purchase Agreements, there are no shares of capital stock issuable upon conversion of any security of the Company nor are there any rights, options or warrants outstanding or other agreements to acquire shares of capital stock nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares of capital stock. Except as contemplated herein and in the Shareholders' Agreement and after giving effect to the RPI Preemptive Rights Termination Agreement, no shareholder of the Company is entitled to any preemptive rights, rights of first refusal, redemption rights or similar rights.

           (b) Upon issuance, sale and delivery as contemplated by this Agreement, the shares of Series B Preferred Stock and Series C Preferred Stock to be sold to Warburg under this Agreement will be duly authorized, validly issued, fully paid and nonassessable shares of the Company, and free of preemptive rights.

           (c) Upon their issuance in accordance with the terms of the Series B Preferred Stock and the Series C Preferred Stock, respectively, the shares of Voting Common Stock issuable upon conversion of the Series B Preferred Stock and the shares of Nonvoting Common Stock issuable upon conversion of the Series C Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable shares of the Company, and free of preemptive rights.

           (d) Upon their issuance in accordance with the terms of the Nonvoting Common Stock, the shares of Voting Common Stock issuable upon conversion of the Nonvoting Common Stock will be duly authorized, validly issued, fully paid and nonassessable shares of the Company, and free of preemptive rights.

           3.6        No Consents Required; No Violation of Laws.

           Neither the nature of the business which the Company conducts,, nor any relationship between the Company and any other Person, nor any circumstance in connection with the creation, authorization, issuance, offer or sale of the Voting Common Stock, the Nonvoting Common Stock, the Series B Preferred Stock or the Series C Preferred Stock as contemplated by this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Person or any governmental authority on the part of the Company, except for state and Federal securities law filings, or the vote, consent or approval of the holders of any Security (as defined in Section 9) of the Company as a condition to the execution and delivery of this Agreement or the authorization, issuance, offer and sale of the Voting Common Stock, the Nonvoting Common Stock, the Series B Preferred Stock or the Series C Preferred Stock hereunder.

           3.7        Qualification To Do Business.

           The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of, each jurisdiction


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listed in Schedule 3.7 hereto, and such jurisdictions constitute the only jurisdictions in which the conduct of the Company's business or the nature of the property owned or leased by it require it to qualify to do business as a foreign corporation, except where the failure to so qualify would not have a material adverse effect on the business, financial position or prospects of the Company.

           3.8        Absence of Defaults. Conflicts. etc.

           The execution and delivery of this Agreement, the Securities Purchase Agreements and the Shareholders' Agreement, the authorization, issuance, offer and sale of the Voting Common Stock, the Nonvoting Common Stock, the Series B Preferred Stock and the Series C Preferred Stock contemplated hereby, the adoption by the Board of Directors of the Company of the Amended Certificate and the Amended and Restated By-Laws and the fulfillment of the terms hereof and thereof by the Company, will not (A) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other agreement of the Company, or (B) violate the Certificate of Incorporation or Amended Certificate or By-Laws or Amended and Restated By-laws of the Company, or any rule or regulation of any court or Federal or state or other regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time, or both, would constitute a default under any such agreements and instruments or in any license, permit or authorization to which the Company is a party or by which it may be bound.

           3.9        Financial Statements. Material Liabilities.

           (a) The Company has previously delivered to Warburg its balance sheet as at December 31, 1993, and the related statement of income for the year then ended, in each case compiled by the Company. (the "Financial Statements"). Such Financial Statements, Including the notes thereto, have been prepared from the books and records of the Company and present fairly the financial position and the results of operations and cash flows of the Company as at and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP") consistently applied.

           (b) The Company has previously delivered to Warburg its interim balance sheet of the Company as at March 31, 1994 and statement of income for the three months then ended. Such interim financial Statements have been prepared from the books and records of the Company and, subject to customary year end adjustments, present fairly the financial position and the results of operations of the Company as at and for the period indicated.

           (c) Except as set forth in the Financial Statements and the interim statements described in Section 3.9(b), the Company has no material liabilities or obligations, absolute or contingent, except (i) obligations and liabilities incurred in the ordinary course of business since the respective dates of such statements, none of which is material, (ii) obligations which are not required to be reflected in the Financial Statements or such interim statements, or (iii) as set forth on Schedule 3.9.


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           3.10       Absence of Certain Developments.

           Since December 31, 1993, there has been no (i) material adverse change in the condition, financial or otherwise, of the Company or in its assets, liabilities, properties, or business or prospects, taken as a whole,
(ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or redemption of any share of capital stock of the Company, (iii) issuance of any capital stock or options or rights to acquire capital stock other than as set forth on Schedule 3.10 hereto,
(iv) material loss, destruction or damage to any property of the Company, whether or not insured, (v) acceleration or prepayment of any indebtedness for a material amount of borrowed money or the refunding of any such indebtedness,
(vi) labor trouble involving the Company or any material change in its personnel or the terms and conditions of employment, (vii) waiver of any valuable right which could reasonably be expected to have a material adverse effect on the business, financial position or prospects of the Company, (viii) loan or extension of credit by the Company to any officer or employee of the Company (other than reasonable travel advances) or (ix) acquisition or disposition of any material assets (or any contract or arrangement therefor) otherwise than for fair value in the ordinary course of business, or any other transaction by the Company otherwise than for fair value in the ordinary course of business.

           3.11       Compliance with Law.

           The Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, and to its knowledge no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

           3.12       Pending Actions.

           There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company threatened, against the Company or any of its properties or assets by or before any court, arbitrator or governmental authority which questions the validity of this Agreement, the Aspen Securities Purchase Agreement, the Shareholders' Agreement, the Restated Certificate, the Amended and Restated By-laws or any action taken or to be taken pursuant hereto or thereto, or which could reasonably be expected to have a material adverse effect on the business, financial position or prospects of the Company, and the Company is not in default with respect to any judgment, order, writ, injunction, decree, or award having applicability to it or its business or properties.

           3.13       Tax Matters.

           The provisions for taxes on the balance sheets described in Section
3.9 are adequate under GAAP to reflect the accrued liability in respect of all accrued and unpaid Federal, state, county and local taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets. The Company has completed and duly filed all Federal, state, county and local tax returns required to have been filed by it and all taxes which are shown on such returns have been paid (other than taxes contested in good faith by


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

appropriate proceeding). There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. No tax returns have been audited by taxing authorities.

           3.14       Employees.

           Except as reflected on Schedule 3.14 hereto, the Company does not have any employment contract with any of its employees (other than employment agreements terminable by the Company without premium or penalty on notice of 30 days or less), or any collective bargaining agreements covering any of its employees, nor has the Company been subject to any labor organization activity. There are no material controversies or labor troubles pending or, to the knowledge of the Company threatened, between the Company and any of its employees. The Company has complied with all applicable federal and state laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment. Except as reflected on Schedule 3.14, there are no overdue arrears in the payments of wages, withholding or social securities taxes, unemployment insurance premiums or other similar obligations. Schedule 3.14 sets forth a complete list of the employees currently working for the Company indicating those who have executed confidentiality and non-disclosure agreements together with the date on which such agreement was signed, and there is attached to such Schedule a copy of the form(s) of agreement used for this purpose by the Company. Except as listed on Schedule 3.14, no employee or consultant of the Company has within the prior three months given any indication to the Company that he or she intends to leave the employ of the Company or is considering doing so, or is being terminated.

           3.15       Employee Benefit Plans.

           All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) covering former and current employees of the Company, or under which the Company has any obligation or liability (each, a "Benefit Plan") are listed in Schedule 3.15. No Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) or is an employee pension benefit plan, as defined in Section 3(2) of ERISA. The Benefit Plans are and have been administered in substantial compliance with their terms and with the requirements prescribed by ERISA (to the extent that ERISA applies) and the applicable provisions of the Code. The Company has not incurred any liability under Title IV of ERISA, including any liability to the Pension Benefit Guaranty Corporation. No Benefit Plan provides retirement or other post-termination benefits except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or as discussed on Schedule 3.15. No Benefit Plan has engaged in a transaction which would subject the Company to a material tax, penalty or liability under the Code or ERISA. There is no litigation pending or threatened with respect to any Benefit Plan. Schedule 3.15 lists all plans, contracts, bonuses, commissions, profit-sharing, savings, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or under which the Company has any obligation or liability (each, a "Benefit Arrangement"). The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law.


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           3.16       Copyrights, Trademarks, Licenses. etc.

           The Company owns, free and clear of all encumbrances, restrictions, liens, security interests and charges, and has good and marketable title to, or holds adequate licenses or otherwise possess all such rights (or such rights are in the public domain) as are necessary to use all patents (and applications therefor), patent disclosures, trademarks, service marks, trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, software code, formulae and techniques used or proposed to be used, in or necessary for the conduct of its business as now Conducted or as proposed to be conducted.
Schedule 3.16 lists all patents, copyrights, trademarks, trade names or other intellectual property rights held by the Company.

           The Company has not received notice nor otherwise has knowledge of any conflict or alleged conflict with the rights of others pertaining to the tangible and intangible assets described in this Section 3.16. To the Company's knowledge, the Company's business, as presently conducted, does not infringe upon or violate any intellectual property rights or trade secrets of others. To the Company's knowledge, the Company has the right to use, free and clear of any rights or claims of others, all intellectual property and trade secrets, processes, customer lists and other rights to the extent reasonably necessary for the conduct of the Company's business as presently conducted.

           The Company is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service name, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted. To the Company's knowledge, no employee of the Company is subject to any employment agreement or proprietary information agreement which he or she had with a previous employer or any intellectual property policy of such employer, which affects the rights of the Company to use the technologies, patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like currently employed by the Company, or is a party to or threatened by any litigation concerning any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like.

           3.17       Title to Tangible Assets.

           The Company has good title to its tangible properties and assets and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than, or resulting from, taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company.

           3.18       Insurance.

           Schedule 3.18 sets forth a true and complete listing of the insurance policies of the Company as in effect on the date hereof. No notice of any termination or threatened termination of any of such policies has been received by the Company and such policies are in full force and effect.


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           3.19       Transactions with Related Parties.

           Except as disclosed on Schedule 3.19, the Company is not a party to any agreement with any of the Company's officers, shareholders or directors or any Affiliate of any of the foregoing under which it: (i) leases any real or personal property (either to or from such person), (ii) has incurred any debt for borrowed money or under which it has lent money (other than routine travel advances), (iii) licenses technology (either to or from such person), (iv) is obligated to purchase any tangible or intangible asset from or sell such asset to such person, or (v) purchases products or services from such person (other than pursuant to employment agreements described in Schedule 3.14).

           3.20       Interest in Competitors.

           Neither the Company nor to its knowledge any of its officers, has any interest, either by way of contract or by way of investment (other than as holder of not more than 5% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently conducted or proposed to be conducted by the Company or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

           3.21       Registration Rights.

           Except as set forth herein and after giving effect to the provisions of the Aspen Securities Purchase Agreement, the Company is not under any obligation to register any of its Securities under the Act.

           3.22       Brokers, Finders.

           There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF WARBURG

           Warburg represents and warrants to the Company that:

           4.1 Authorization.

           This Agreement constitutes the valid and binding obligation of Warburg, enforceable against Warburg in accordance with its terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Warburg and all consents of any third parties that may be required to be obtained by Warburg for the consummation of the transactions contemplated hereby have been obtained.


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           4.2        Investment for Own Account.

           Warburg is acquiring the Series B Preferred Stock and the Series C Preferred Stock purchased hereunder (and will acquire the Voting Common Stock upon conversion of the Series B Preferred Stock, the Nonvoting Common Stock upon conversion of the Series C Preferred Stock and the Voting Common Stock upon conversion of the Nonvoting Common Stock) for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing such Series B Preferred Stock or Series C Preferred Stock (or the shares of the Voting Common Stock acquired upon conversion of the Series B Preferred Stock, the Nonvoting Common Stock acquired upon conversion of the Series C Preferred Stock or the Voting Common Stock acquired upon conversion of the Nonvoting Common Stock). No other Person has any right with respect to or interest in the Series B Preferred Stock or the Series C Preferred Stock to be purchased by Warburg, nor has Warburg agreed to give any Person any such interest or right in the future.

           4.3        Offering Exemption.

           Warburg understands that the shares of the Series B Preferred Stock and the Series C Preferred Stock being purchased hereunder have not been registered under the Act, nor qualified under any state securities laws, and that the Series B Preferred Stock and the Series C Preferred Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of Warburg contained herein.

           4.4        Knowledge and Experience; Ability to Bear Economic Risks.

           Warburg has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and Warburg is able to bear the economic risk of its investment in the Company (including a complete loss of its investment).

           4.5        Limitations on Disposition.

           Warburg recognizes that no public market exists for the Series B Preferred Stock and the Series C Preferred Stock to be sold hereunder, and no representation has been made to Warburg that any such public market will exist in the future. Warburg understands that it must bear the economic risk of this investment indefinitely unless the Series B Preferred Stock and the Series C Preferred Stock (or the Voting Common Stock and the Nonvoting Common Stock issuable upon conversion thereof) are registered pursuant to the Act or an exemption from such registration is available, and unless the disposition of the Series B Preferred Stock and the Series C Preferred Stock (or the Voting Common Stock and the Nonvoting Common Stock issuable upon conversion thereof) are qualified under applicable state securities laws or an exemption from such qualification is available, and that, except as provided in this Agreement, the Company has no obligation or present intention of so registering the Series B Preferred Stock or the Series C Preferred Stock (or the Voting Common Stock or the Nonvoting Common Stock issuable upon conversion thereof). Warburg understands that there is no assurance that any exemption from the Act will be available, or, if available, that such exemption will allow it to dispose of or otherwise transfer any or all of the Series B Preferred Stock or Series C Preferred


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

Stock, or the Voting Common Stock issuable on the Series B Preferred Stock, conversion hereof Nonvoting Common Stock issuable upon conversion of the Series C Preferred Stock or the Voting Common Stock issuable upon conversion of the Nonvoting Common Stock, in the amounts or at the times Warburg might desire. Warburg understands that at the present time Rule 144 promulgated under the Act by the Securities and Exchange Commission ("Rule 144") is not applicable to sales of the Series B Preferred Stock the Series C Preferred Stock, the Voting Common Stock or the Nonvoting Common Stock because they are not registered under
Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and there is not publicly available the information concerning the Company specified in Rule 144. Warburg acknowledges that the Company is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that except as provided herein, is not otherwise required to do so.

           4.6        Brokers, Finders.

           The transactions contemplated hereby were not submitted to Warburg by any broker or other person entitled to a commission, a finder's fee or like payment thereon and were not with Warburg's authority submitted to the Company by any broker or other person, and Warburg's action has not given rise to any valid claim by any person against Warburg or the Company for a commission, finder's fee or like payment.

SECTION 5. WARBURG'S CLOSING CONDITIONS

           The obligation of Warburg to purchase the Series B Preferred Stock and the Series C Preferred Stock to be sold hereunder on the Closing Date shall be subject to the following closing conditions having been fulfilled by the Company on or prior to the Closing Date:

           5.1        Representations and Warranties.

           The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

           5.2        Compliance with Agreement.

           The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

           5.3        Officer's Certificates.

           Warburg shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company on behalf of the Company, certifying that with respect to the Company, the conditions specified in the foregoing Sections 5.1 and 5.2 hereof have been fulfilled.

           5.4        Amended Certificate; Amended and Restated By-Laws;
                      Shareholder Action.

           (a) The Amended Certificate shall have been duly approved and adopted by the requisite shareholder vote and shall have been filed and become effective under New York law.

           (b) The Amended and Restated By-Laws shall have been duly approved and adopted by the Board of Directors of the Company and shall have become effective under New York law.

           (c) All other action required to be taken by the Company's shareholders in connection with the transactions contemplated by this Agreement, the Shareholders' Agreement and the Securities Purchase Agreements shall have been duly taken by such holders.

           5.5        Shareholders' Agreement.

           The Company and Craig Skevington shall have entered into a Shareholders' Agreement in the form of Exhibit F annexed hereto (the "Shareholders' Agreement").

           5.6 Purchase of Securities by the Company; Termination of Preemptive Rights.

           (a) The Company and each party to a Securities Purchase Agreement shall have consummated the transactions contemplated by the Securities Purchase Agreements in accordance with the terms thereof.

           (b) The Company and Rensselear Polytechnic Institute ("RPI") shall have entered into an agreement which terminates RPI's preemptive rights with respect to the Company's capital stock (the "RPI Preemptive Rights Termination Agreement").

           5.7        Appointment of President and Chief Operating Officer;
                      Appointment of Directors.

           (a) The Company's Board of Directors shall have appointed Joseph Trino as the President and Chief Operating Officer of the Company and entered into an agreement relating to Mr. Trino's employment, the term of which shall be satisfactory to Warburg.

           (b) All necessary corporate action shall have been taken to reconstitute the Company's Board of Directors so that it shall be a Board of six members, with one vacancy and five members being: Craig Skevington, Joseph Trino, Henry Kressel, Jeffrey Horing and Donald Payne.

           5.8        Legal Opinion.

           Warburg shall have received an opinion of Harris, Beach & Wilcox, counsel to the Company, substantially to the effect that:

                      (i) The Company was duly organized as a corporation and is existing in good standing under the laws of the State of New York and has all requisite power and authority to own its properties and to carry on its business as now conducted.

                      (ii) The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the conduct of the Company's business or the nature of the property owned or leased by the Company requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business or financial position of the Company.

                      (iii) All Board of Directors and shareholder action required to authorize the amendments and restatements included in the Amended Certificate and the Amended and Restated By-Laws have been duly and validly taken, the Amended Certificate has been duly filed and the Amended Certificate and the Amended and Restated By-Laws have become effective under New York law.

                      (iv) Section 3.3 of the Agreement accurately sets forth the authorized and issued capital stock of the Company existing as of the date of this Agreement and after giving effect to the purchases and sales contemplated herein and by the Securities Purchase Agreements, and all such outstanding shares of capital stock of the Company as described in Section 3.3 are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                      (v) The Company has duly authorized the issuance and delivery of the Series B Preferred Stock and the Series C Preferred Stock in accordance with this Agreement and the Company has duly reserved for issuance shares of Voting Common Stock issuable upon conversion of the Series B Preferred Stock, shares of Nonvoting Common Stock issuable upon conversion of the Series C Preferred Stock and Voting Common Stock issuable upon conversion of the Nonvoting Stock Common. Upon their issuance in accordance with the terms of the Series B Preferred Stock, the shares of Voting Common Stock issuable upon conversion of the Series B Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable shares of Voting Common Stock of the Company, and free of preemptive rights; upon their issuance in accordance with the terms of the Series C Preferred Stock, the Nonvoting Common Stock will be duly authorized, validly issued, fully paid and nonassessable shares of Nonvoting Common Stock, and free of preemptive rights; and upon their issuance in accordance with the terms of the Nonvoting Common Stock, the Voting Common Stock will be duly authorized, validly issued, fully paid and non assessable shares of Voting Common Stock, and free of preemptive rights.

                      (vi) The Company has duly authorized the execution, delivery and performance of this Agreement, the Securities Purchase Agreements, the Shareholders' Agreement and the RPI Preemptive Rights Termination Agreement and each of the transactions and agreements contemplated hereby and thereby, and no other corporate action is necessary to authorize such execution, delivery or performance. This Agreement, the Securities Purchase Agreements, the Shareholders' Agreement and the RPI Preemptive Rights Termination Agreement have been duly executed and delivered on behalf of the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and the effect of general principles of equity whether applied by a court of law or equity.

                      (vii) The execution and delivery by the Company of this Agreement, the Securities Purchase Agreements, the Shareholders' Agreement and the RPI Preemptive Rights Termination Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to any governmental authority, except such as have been duly obtained or made, as the case may be, and are in full force and effect.

                      (viii) The execution and delivery of this Agreement, the Securities Purchase Agreements, the Shareholders' Agreement and the RPI Preemptive Rights Termination Agreement and the adoption by the Board of Directors of the Company of the Amended Certificate and the Amended and Restated By-Laws do not, and the fulfillment of the terms hereof and thereof by the Company, and if the Company were now to issue the Voting Common Stock upon conversion of the Series B Preferred Stock, the Nonvoting Common Stock upon the conversion of the Series C Preferred Stock or the Voting Common Stock upon conversion of the Nonvoting Common Stock, such issuances would not, (A) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement to which the Company is a party, or (B) violate the Certificate of Incorporation or Amended Certificate or By-laws or Amended and Restated By-Laws, or any rule or regulation known to such counsel of any court or Federal, state or other regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or businesses.

                      (ix) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any of its properties or assets by or before any court, arbitrator or governmental authority which questions the validity of this Agreement, the Securities Purchase Agreements, the Shareholders Agreement, the RPI Preemptive Rights Termination Agreement, the Amended Certificate, the Amended and Restated By-Laws or any action taken or to be taken pursuant hereto or thereto, and the Company is not in default with respect to any judgment, order, writ, injunction, decree or award having applicability to the Company or its business or properties.

           5.9        Skevington Employment Agreement.

           The Company and Craig Skevington shall enter into an agreement relating to Skevington's employment, the terms of which shall be satisfactory to Warburg and Skevington.

           5.10       Approval of Proceedings.

           All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to Warburg and its special counsel, Willkie Farr & Gallagher; and Warburg shall have received copies of all documents or other evidence which it and Willkie Farr & Gallagher may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to Warburg and Willkie Farr & Gallagher.

           5.11       Injunction.

           There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

           5.12       Adverse Development.

           Except as set forth in this Agreement and the schedules hereto, there shall have been no developments in the business of the Company since March 31, 1994 which in the opinion of Warburg would have a materially adverse affect upon the value of such business or on the financial condition, goodwill or prospects of the Company.

SECTION 6. COMPANY'S CLOSING CONDITIONS

           The obligation of the Company to sell the Series B Preferred Stock to be sold hereunder on the Closing Date shall be subject to the following closing conditions having been fulfilled by Warburg on or prior to the Closing Date:

           6.1        Representations and Warranties.

           The representations and warranties of Warburg contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

           6.2        Compliance with Agreement.

           Warburg shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by Warburg prior to or on the Closing Date.

           6.3        Officer's Certificates.

           The Company shall have received a certificate, dated the Closing Date, signed by a duly authorized representative of Warburg, certifying that with respect to Warburg, the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

           6.4        Approval of Proceedings.

           All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Company and its counsel, Harris, Beach & Wilcox; and the Company shall have received copies of all documents or other evidence which the Company and its counsel may reasonably request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Company and its counsel.

           6.5        Injunction.

           There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

SECTION 7. REGISTRATION RIGHTS

           7.1        Definitions.

           As used in this Section 7:

           (a) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

           (b) the term "Registrable Securities" means (A) shares of Voting Common Stock issuable upon conversion of Series B Preferred Stock, (B) shares of Voting Common Stock issuable upon conversion of Nonvoting Common Stock issuable upon conversion of Series C Preferred Stock, (C) shares of Voting Common Stock held by Skevington on the date hereof, (D) any shares of Voting Common Stock which the parties hereto may hereafter acquire and (E) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Voting Common Stock referred to in clauses (A)-(D) above;

           (c)        the term "Holder" shall mean any holder of Registrable
Securities;

           (d) the term "Initiating Holder" shall mean Warburg (and its successors and assigns) so long as such party holds (directly or indirectly) at least 20% of the Voting Common Stock on a fully diluted basis;

           (e) "Commission" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Act;

           (f) "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Sections 7.2 and 7.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company); and

           (g) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders.

           7.2        Requested Registration.

           (a) Request for Registration. If the Company shall receive from an Initiating Holder, at any time while this Agreement remains in effect, a written request that the Company effect a registration under the Act of all or part of such Initiating Holder's Registrable Securities, the Company shall:

                      (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders of Registrable Securities; and

                      (ii) as soon as practicable, use its diligent best efforts to effect such registration under the Act (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten business days after written notice from the Company is given under
           Section 6.2 (a) (i) above;

provided, however, that the Company shall not be obligated to effect or take any action to effect, more than two registrations pursuant to this Section 7.2 (unless the Company is eligible to register under the Act on Form S-3, in which case, the Initiating Holder may make an unlimited number of requests for registration) and provided, further, that the Company will not be obligated to effect, or take any action to effect, any registration pursuant to this Section
7.2 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to such jurisdiction and except as may be required by the Act or applicable rules or regulations thereunder.



The registration statement filed pursuant to the request of the Initiating Holder may, subject to the provisions of Section 7.2(b) below, include other Securities of the Company which are held by officers or directors of the Company, or which are held by persons who, by virtue of agreements with the Company, are entitled to include their Securities in any such registration, but the Company shall have no absolute right to include any of its Securities in any such registration.

           (b) Underwriting. If the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 7.2(a).

           If officers or directors of the Company holding other Securities of the Company shall request inclusion in any registration pursuant to Section 7.2, or if holders of Securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have Securities included in such a registration (the "Other Shareholders") request such inclusion, the Company shall offer to include the Securities of such officers, directors and Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section
7. The Company and the Initiating Holder shall (together with all officers, directors and Other Shareholders proposing to distribute their Securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holder and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 7.2, if the managing underwriter or representative of the managing underwriter advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the Securities of the Company held by officers or directors (other than Registrable Securities) of the Company and the Securities held by Other Shareholders shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of Securities of the Company held by officers or directors and Other Shareholders, further reductions are still required, the number of shares included in the registration by each Holder shall be reduced on a pro rata basis, by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any officer, director or Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holder. The Securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other Securities to be underwritten, the Company may include its Securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

           7.3        Company Registration.

           (a) If the Company shall determine to register any of its Securities either for its own account or for the account of a security holder or Holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a transaction of the type described in Rule 145 under the Act or any successor to Rule 145, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

                      (i) promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such Securities under the applicable blue sky or other state securities laws); and

include in such registration (and any related qualification Under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within 10 days after receipt of the written notice from the Company described in clause (i) above, except as the number of such Registrable Securities may be limited by Section 7.3(b) below. Such written request may specify all or a part of the Holders' Registrable Securities.

           (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 7.3(a) (i). In such event, the right of each of the Holders to registration pursuant to this Section 7.3 shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders shall (together with the Company and the Other Shareholders distributing their Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 7.3, if the underwriter or underwriters determine that marketing factors require a limitation on the number of shares to be underwritten, and (x) if such registration is the first registered offering of the Company's Securities to the public, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (y) if such registration is other than the first registered offering of the Company's Securities to the public, the underwriter may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting to not less than twenty five percent (25%) of the Securities included therein (based on aggregate market values). The Company shall so advise all Holders of Securities requesting registration, and the number of Securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the Securities of the Company held by officers, directors and Other Shareholders of the Company (other than Registrable Securities and other than Securities held by holders who by contractual right demanded such registration ("Demanding Holders")) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders and Demanding Holders shall be reduced, on a pro rata basis, by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

           (c) Number. Each of the Holders shall be entitled, pursuant to this Section 7.3, to have his or its Registrable Securities included in an unlimited number of registrations which have been declared or ordered effective.

           7.4        Expenses of Registration.

           All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 7 shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the Securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by any of the Holders of Securities, as applicable, the registration statement does not become effective, in which case each of the Holders and Other Shareholders requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and provided, further, that such registration shall not be counted as a registration for purposes of Section 7.2(a) hereof.

           7.5        Registration Procedures.

           In the case of each registration effected by the Company pursuant to
Section 7, the Company will keep the Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

           (a) Keep such registration effective for a period of 120 days or until the Holders, as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period during which the Holders, as applicable, refrain from selling any Securities included in such registration in accordance with the provisions of Section 7.9 hereof; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) (3) of the Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement; and

           (b) Furnish such number of prospectuses and other documents incident thereto as each of the Holders, as applicable, from time to time may reasonably request.

           7.6        Indemnification.

           (a) The Company will indemnify each of the Holders, each of the Holders' officers, directors and partners, and each person controlling each of the Holders, as applicable, with respect to each registration which has been effected pursuant to this Section 7, and each underwriter, if any, and each Person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each of the Holders, each of the Holders' officers, directors and partners, and each Person controlling each of the Holders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any of the Holders or underwriter or Person controlling such Holder or underwriter and stated to be specifically for use therein.

           (b) Each of the Holders will, if Registrable Securities held by it are included in the Securities as to which such registration, qualification or compliance is being effected, severally indemnify the Company, each of the Company's directors and officers and each underwriter, if any, of the Company's Securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of the Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading by such Holder, and will reimburse the Company, directors, officers, partners, Persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that unless such untrue statement (or alleged untrue statement) or omission (or alleged omission) is willfully made, the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of Securities sold as contemplated herein.

           (c)        Each party entitled to indemnification under this Section
7.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

           (d) If the indemnification provided for in this Section 7.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in a negotiated underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling.

           7.7        Information by the Holders.

           Each of the Holders shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 7. The Company shall request the same information from the Other Shareholders holding Securities requested to be included in a registration.

           7.8        Rule 144 Reporting.

           With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted Securities to the public without registration, the Company agrees to:

           (a) Make and keep public information available as those terms are understood and defined in Rule 144 under the Act, at all times following the effective date of the first registration under the Act filed by the Company for an offering of its Securities to the general public;

           (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

           (c) So long as Warburg owns any Registrable Securities, furnish to Warburg upon request, a written statement by the Company as to its compliance with the public information requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its Securities to the general public), and of the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as Warburg may reasonably request in availing itself of any rule or regulation of the Commission allowing Warburg to sell any such Securities without registration.

           7.9        "Market Stand-off" Agreement.

           Each of the Holders shall agree, if requested by the Company and the underwriter or underwriters, not to sell or otherwise transfer or dispose of any Securities of the Company held by such Holder during the one hundred eighty
(180) day period following the effective date of a registration statement of the Company filed under the Act, provided that:

           (a) such agreement shall only be required in connection with the first such registration statement of the Company which includes Securities to be sold on the Company's behalf to the public in an underwritten offering; and

           (b) all Other Shareholders and officers and directors of the Company enter into similar agreements.

           The agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Securities of the Company subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

           7.10       Partnership Distribution.

           In the event that Warburg advises the Company that it desires to exercise one of the registration rights granted to it under Sections 7.2 or 7.3 of this Agreement as a Holder of Registrable Securities in order to effect a distribution of some or all of such Registrable Securities to its partners, then, notwithstanding any provision of this Agreement conditioning the inclusion of Registrable Securities in a registration statement upon the Holder's participation in an underwriting, Warburg may refrain from including such shares in an underwriting and nevertheless cause such shares to be included in the applicable registration statement, provided only that (a) such registration is not the initial registration hereunder of the Company's

Securities, and (b) such Holder agrees not to effect such distribution until the expiration of a standstill period requested by the managing underwriter of the underwriting of the other Securities included in such registration, provided that such period shall not exceed 90 days after the effective date of such registration.

           7.11       Limitation of Registration Rights.

           Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to include in any registration statement filed pursuant to Section 7.2 or 7.3 of this Agreement Registrable Securities held by a Holder (i) if the Company shall have received opinions of counsel reasonably satisfactory to such Holder and the Company to the effect that the proposed disposition of such Registrable Securities by such Holder may be effected without registration under the Act or (ii) to the extent such Holder's Registrable Securities can then be sold during a single three month period pursuant to Rule 144 under the Act.

           7.12       Assignability of Registration Rights.

           The registration rights granted pursuant to this Section 7 shall be assignable at the option of each of the Holders, in whole or in part, to any transferee of Registrable Securities (i) so long as such transferee owns at least 1% of the Voting Common Stock (computed on a fully diluted basis) of the Company or (ii) the transferee is an Affiliate of Warburg or Skevington; provided, that the Company is given written notice by such Holder at the time or within a reasonable period of time after said transfer, stating the name and address of such transferee or assignee and identifying the Securities with respect to which such registration rights are assigned.

SECTION 8. COVENANTS

           8.1        Financial and Business Information.

           From and after the date hereof, the Company shall deliver to Warburg so long as it holds at least 10% of the Voting Common Stock on a fully diluted basis:

           (a) Monthly and Quarterly Statements - As soon as practicable, and in any event within 30 days after the close of each month of each fiscal year of the Company in the case of monthly statements and 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Company in the case of quarterly statements, a consolidated balance sheet, statement of income and statement of cash flows of the Company and its subsidiaries as at the close of such month or quarter and covering operations for such month or quarter, as the case may be, and the portion of the Company's fiscal year ending on the last day of such month or quarter, all in reasonable detail and prepared in accordance with generally accepted accounting principles, consistently applied, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year and accompanied by a narrative description of the Company's business and results of operations for such month or quarter. The Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (c) below.

           (b) Annual Statements - As soon as practicable after the end of each fiscal year of the Company, and in any event within 60 days thereafter, duplicate copies of:

           (1) consolidated and consolidating balance sheets of the Company and its subsidiaries at the end of such year; and

           (2) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to Warburg, which opinion shall state that such financial statements fairly present the financial position of the Company and its subsidiaries on a consolidated basis, as applicable, and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in subsection
     (c) below.

           (c) Business Plan: Projections - No later than 30 days prior to the commencement of each fiscal year of the Company, an annual business plan of the Company and projections of operating results, prepared on a monthly basis, and a three year business plan of the Company and projections of operating results. Within 45 days of the close of each semi-annual fiscal period of the Company, the Company shall provide Warburg with an update of such monthly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as will be reasonably acceptable to Warburg.

           (d) Audit Reports - Promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company and its subsidiaries, as applicable.

           (e) Other Reports - Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, of each financial statement, report, notice or proxy statement sent by the Company or any of its subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any of its subsidiaries with, or received by such Person in connection therewith from, any securities exchange or the SEC or any successor agency, of any press release issued by the Company or any of its subsidiaries, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Company or any of its subsidiaries;

           (f) ERISA - Promptly upon becoming aware of the occurrence of any (i) "reportable event," as such term is defined in Section 4043 of ERISA and the rules and regulations thereunder, or (ii) "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any employee benefit pension plan, as defined in Section 3(2) of ERISA, or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

           (g) Progress Report - Prior to each regularly scheduled meeting of the Board of Directors of the Company, a narrative report describing the Company's activities since the date of the last such report, including a description of business development, operating results and marketing efforts; and

           (h) Requested Information - With reasonable promptness, such other data and information as from time to time may be reasonably requested.

           8.2        Inspection.

           As long as Warburg holds at least 10% of the Voting Common Stock or holds Securities convertible into a number of shares of Voting Common Stock that if converted would equal at least 10% of the Voting Common Stock outstanding upon conversion, the Company shall permit Warburg, its nominees, assignees and representatives to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with Warburg, its nominees, assignees and representatives the finances and affairs of the Company and its subsidiaries), all at such reasonable times and as often as may be reasonably requested.

           8.3        Confidentiality.

           (a) As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation, information furnished pursuant to Sections 8.1 and 8.2 hereof) as constitutes or contains confidential business, financial or other information of the Company or its subsidiaries, Warburg covenants for itself, and, as applicable, for its directors, officers and partners, that, Warburg will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that Warburg may disclose or deliver any information or other material disclosed to or received by it should it be advised by such counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order.

           For purposes of this Section 8.3(a), "due care" means at least the same level of care that Warburg would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

           (b) From and after the consummation of an initial public offering of Securities, to the extent that any of the information furnished pursuant to Sections 8.1 or 8.2 hereof would constitute material, nonpublic information for purposes of the Exchange Act, Warburg covenants for itself that Warburg will not engage in any purchase or sale of Company Securities while in possession of such information and prior to the time that such information is made generally known to the public and that Warburg shall use due care to prevent its officers, directors, partners, employees, counsel and other representatives, who have been given access to such material, nonpublic information, from engaging in any such purchase or sale during such period.

           8.4        Resale of Securities.

           (a) Warburg covenants that it will not sell or otherwise transfer the Series B Preferred Stock or the Series C Preferred Stock purchased hereunder (or any shares of Voting Common Stock acquired upon the conversion of shares of Series B Preferred Stock, any shares of Nonvoting Common Stock acquired upon the Conversion of shares of Series C Preferred Stock or any shares of Voting Common Stock acquired upon conversion of shares of Nonvoting Common Stock) except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder and any applicable state securities laws.

           (b) The certificates evidencing the shares of Series B Preferred Stock and Series C Preferred Stock purchased hereunder and the shares of Voting Common Stock and Nonvoting Common Stock acquired upon conversion thereof shall bear the following legend:

                      "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

           8.5        Relocation of Corporate Headquarters.

           Within 90 days after the Closing Date, the Company shall provide to Warburg a written commitment to relocate and a comprehensive relocation plan relating to its relocation from Clifton Park, New York to Atlanta, Georgia or Boston, Massachusetts.

           8.6        Covenants Pending Closing.

Pending the Closing of the transactions contemplated hereby, the Company will not, without Warburg's prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise Warburg of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance. Pending the Closing, the Company shall not issue shares of capital stock of the Company except pursuant to the terms of this Agreement.

           8.7        Keeping of Books.

           The Company shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

           8.8        Further Assurances.

           Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

           8.9        Insurance.

           The Company shall maintain with financially sound and reputable insurance companies insurance on the business and properties of the Company (including, without limitation, product liability coverage, and directors and officers liability insurance) in at least such amounts and against at least such risks as are usually insured against by companies engaged in similar businesses and as shall be reasonably acceptable to Warburg.

           8.10       Post-Closing Matters.

           (a) The Company shall file an Amended and Restated Certificate of Incorporation that deletes the Series A Preferred Stock within 7 Business Days after the Closing.

           (b) The Company shall enter into a ,,non-compete" agreement in the form of Exhibit G annexed hereto with Anthony Conti within 10 Business Days after the Closing.

           (c) The Company and David Wachtel shall enter into the Company standard form Proprietary Information Agreement for Consultants within 30 Business Days after Closing.

SECTION 9. INTERPRETATION OF THIS AGREEMENT

           9.1        Terms Defined.

           As used in this Agreement, the following terms have the respective meanings set forth below:

           "Act" shall mean the Securities Act of 1933, as amended.

           "Affiliate" shall mean with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

           "Aspen Securities Purchase Agreement" shall mean the Securities Purchase Agreement dated May 6, 1994 between the Company and Aspen Venture Partners, L.P.

           "Business Day" shall mean any day which is not a Saturday, Sunday or day on which banks are authorized by law to be closed in the State of New York.

           "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           "Exchange Act" shall mean the Securities Exchange Act of 1934.

           "Person" shall mean an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

           "Security, Securities" shall have the meanings ascribed thereto in
Section 2(1) of the Act.

           "Securities Purchase Agreements" shall mean the Securities Purchase Agreements between the Company and each of Aspen Venture Partners L.P., Borden, Clemens and Fulup dated May 6, 1994 and between the Company and Gillespie dated May 10, 1994.

           9.2        Accounting Principles.

           Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

           9.3        Directly or Indirectly.

           Where any provision in this Agreement refers to action to be taken by, or prohibited to be taken by, any Person, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

           9.4        Governing Law.

           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

           9.5        Section Headings.

           The headings of the sections and subsections of this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement.

SECTION 10. MISCELLANEOUS

           10.1       Notices.

           All notices, instructions or other communications required or permitted to be given hereunder or necessary in connection herewith shall be in writing and shall be deemed to have been duly delivered upon the delivery thereof, if delivered personally, upon the transmission thereof, if sent by facsimile transmission, on the second business day after delivery to an air courier company for express delivery, or on the seventh business day after mailing, if mailed, postage prepaid, registered or certified mail, as follows:

                      (i) if to Warburg, at the address shown below, marked for attention as there indicated, or at such other address as Warburg may have furnished to the Company and Skevington in writing:

                                 Warburg, Pincus Investors, L.P.
                                 466 Lexington Avenue
                                 New York, New York 10017
                                 Facsimile: (212) 878-9351
                                 Attention: Jeffrey Horing

                      (ii) if to the Company, at the address shown below, or at such other address as the Company may have furnished to Warburg and Skevington in writing:

                                 Factory Automation & Computer
                                 Technologies, Inc.
                                 3 Tallow Wood Drive
                                 Clifton Park, New York 12065
                                 Facsimile: (518) 373-1039
                                 Attention: Chief Executive Officer

                      (iii) if to Skevington, at the address shown below, or at such other address as Skevington may have furnished to Warburg and the Company in writing:

                                 Craig Skevington
                                 c/o Factory Automation & Computer
                                     Technologies, Inc.
                                 3 Tallow Wood Drive
                                 Clifton Park, New York 12065
                                 Facsimile: (518) 373-1039

           10.2       Expenses and Taxes.

           (a) The Company shall be responsible for the fees and disbursements of its legal counsel, Harris, Beach & Wilcox, and the fees and disbursements of Warburg's legal counsel, Willkie Fart & Gallagher, in each case, incurred in connection with the negotiation, execution and delivery of this Agreement, the Securities Purchase Agreements, the Restated Certificate, the Shareholders' Agreement, the RPI Preemptive Rights Termination Agreement and the employment agreements with Skevington and Joseph Trino and the closing of the transactions contemplated thereby.

           (b) The Company will pay, and save Warburg harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery of this Agreement or acquisition of Warburg's capital stock pursuant to this Agreement.

           10.3       Reproduction of Documents.

           This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Warburg pursuant hereto (except for certificates evidencing the Voting Common Stock, the Nonvoting Common Stock, the Series B Preferred Stock and the Series C Preferred Stock) and (c) financial statements, certificates and other information previously or hereafter furnished to Warburg, may be reproduced by Warburg by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Warburg may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Warburg in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

           10.4       Successors and Assigns.

           This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. Except to the extent otherwise provided for herein, neither this Agreement nor the rights of the parties hereunder may be assigned without the written consent of the nonassigning party.

           10.5       Entire Agreement; Amendment and Waiver.

           This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior term sheets, letters of intent, agreements or understandings among such parties relating to the subject matter hereof. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and Warburg.

           10.6       Counterparts.

           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.



                           FACTORY AUTOMATION & COMPUTER
                             TECHNOLOGIES, INC.


                           By: /s/ Craig Skevington
                              --------------------------------------------------
                              Name: Craig Skevington
                              Title: CEO



                           WARBURG, PINCUS INVESTORS, L.P.

                           By:      Warburg, Pincus & Co., its General Partner


                           By: /s/ Henry Kressel
                              --------------------------------------------------
                              Henry Kressel
                              Managing Director


                            /s/ Craig Skevington
                           -----------------------------------------------------
                           Craig Skevington